Exhibit 10.7

[January 18, 2003,

Unofficial Translation of Executive Copy-ffa]

JOINT VENTURE CONTRACT

OF

TCL DIGITAL TECHNOLOGY (BEIJING) COMPANY LIMITED

JOINT VENTURE CONTRACT

PREAMBLE

The undersigned parties:

•                  Liu Dongyuan, a Chinese person and his ID Number is 110105500915151 and having his legal address at 1-1-6, West Compound, south Sanlitun, Chaoyang District, Beijing (“Party A”);

•                  Cheng Fei, a Chinese person and his ID Number is 110108630416639 and having his legal address at 24-331, Xueyuan Rd.42, Haidian District, Beijing (“Party B”);

•                  Gao Jianou, a Chinese person and his ID Number is 110108670721187 and having his legal address at 6-2-402, Xiyuan Garden No.1, Haidian District, Beijing (“Party C”);

•                  Wang Huansheng, a Chinese person and his ID Number is 110108660326542 and having his legal address at Ganjiakou No.29, Haidian District, Beijing (“Party D”);

•                  Han Jingzhe, a Chinese person and his ID Number is 110104741112253 and having his legal address at 6-102, Maliandao Northern St., Xuanwu District, Beijing (“Party E”).

•                  Huizhou TCL Computer Technology Co., Ltd., a wholly foreign-owned enterprise duly incorporated and existing under the laws of China and having its principal office in Huizhou, China (“TCL” or “Party F”); and

•                  Lotus Pacific, Inc., a legal person duly incorporated and existing under the laws of USA (“LP” or “Party G”);

after friendly discussions and based on the principle of equality and mutual benefit, the parties agree to establish a joint venture company in Haidian District, Beijing, and hereby sign this JOINT VENTURE CONTRACT of TCL Digital Technology (Beijing) Company Limited (the “Company”) on January 18, 2003, in accordance with the Law of the People’s Republic of China on Joint Ventures Using Chinese and Foreign Investment and other relevant Chinese laws and regulations.

ARTICLE  1          DEFINITIONS

1.01	All terms defined in this Article 1 or in other provisions of this Contract in the singular shall have the same meanings in the plural and vice versa.

1.02	Unless the terms or context of this Contract otherwise provides, the following terms shall have the meanings set forth below:

(a)

“Articles of Association” shall mean the Articles of Association of the Company executed by the Parties simultaneously with the execution of this Contract, as the same may be supplemented or amended from time to time, and (if required) as such supplemented or amended Articles of Association shall be approved by the relevant authorities.

(b)	“Board” or “Board of Directors” shall mean the Board of Directors of the Company.

(c)

“Confidential Information” means all Proprietary Information and any other information that is identified to the recipient orally or in writing by the party providing such information as being confidential, provided that in the case of any such information that has been provided orally or has been identified as “Confidential Information” orally, the party providing such information shall confirm its confidential nature in writing to the recipient not later than sixty (60) days following the provision thereof to such recipient.

(d)

“Contract” shall mean this Joint Venture Contract, including all of the Appendices hereto, as the same may be supplemented or amended from time to time, and (if required) as such supplemented or amended Contract shall be approved by the relevant authorities.

(e)

“Effective Date” shall mean the date on which this Contract becomes effective, which shall be the date on which each party hereto shall have received a true and correct copy of the final approval by the Examination and Approval Authority of each of this Contract and the Articles of Association.  If the Effective Date shall not have occurred within five (5) months from the date of the signature of this Contract, or such other date as may be agreed in writing by the parties, this Contract (other than Article 16) and the Articles of Association, and everything contained herein (except the obligations set out in Article 16) and therein shall be null and void.

(f)	“Employees” shall mean the full-time regular employees (including full-time regular expatriate employees) of the Company.

(g)	“Equity Interest” shall mean, with respect to a Party, the total interest in the registered capital of the Company held by such Party.

(h)	“Establishment Date” shall mean the date on which the relevant Administration for Industry and Commerce shall have duly issued an business license to the Company as provided herein.

(i)

“Examination and Approval Authority” shall mean the Ministry of Foreign Trade and Economic Cooperation of the People’s Republic of China and any governmental organization authorized by it or any successor.

(j)	“Independent Auditor” shall mean the certified public accountants or auditors registered in China that are appointed by the Board of Directors of the Company as its independent auditor.

(k)

“Intellectual Property” shall mean patents, design patents, industrial designs, utility models, trademarks, trade dress, proprietary designs, logos, company names, trade names, copyrights and copyrightable works, trade secrets and all other intellectual or industrial property rights.

(l)

“Joint Venture Law” shall mean, collectively, the Law of the People’s Republic of China on Joint Ventures Using Chinese and Foreign Investment promulgated July 1, 1979, the Regulations for the Implementation of the Law of the People’s Republic of China on Joint Ventures Using Chinese and Foreign Investment, promulgated September 20, 1983, and all supplements, amendments, interpretations, orders and notices relating thereto promulgated by the relevant authorities and in effect as of the date hereof.

(m)	“Joint Venture Term” shall have the meaning specified in Section 7.01.

(n)

“Products” shall mean notebook computers and soft-hardware, parts and peripheries relating to notebook computers, the products of integrations, network communications, digital electronic products and such other products as the Company may produce in accordance with the terms of its business license.

(o)

“Project Documents” shall mean collectively, this Contract, the Articles of Association, and any other agreements, contracts or other documents relating to any thereof, in each case as the same may be supplemented and amended from time to time.

(p)

“Proprietary Information” shall mean all Intellectual Property and other technical and engineering, construction, economic, financial, sales, marketing and other information developed and/or owned and provided in writing or orally by the Parties, in connection with the negotiation of the project contemplated by the Project Documents or the implementation of this Contract or the other Project Documents.

ARTICLE  2          PARTIES TO THE CONTRACT

2.01	The name, place of registration and legal address of each Party, and the name, position and nationality of each Party’s legal representative are as follows:

(a)	Name:	Liu Dongyuan
	Legal Address:	1-1-6, West Compound, south Sanlitun, Chaoyang District, Beijing.
	ID Number:	110105500915151
	Phone Number:	010-62126977

(b)	Name:	Cheng Fei
	Legal Address:	24-331, Xueyuan Rd.42, Haidian District, Beijing.
	ID Number:	110108630416639
	Phone Number:	13301391618

(c)	Name:	Gao Jianou
	Legal Address:	6-2-402, Xiyuan Garden No.1, Haidian District, Beijing.
	ID Number:	110108670721187
	Phone Number:	13301391188

(d)	Name:	Wang Huansheng
	Legal Address:	Ganjiakou No.29, Haidian District, Beijing.
	ID Number:	110108660324542
	Phone Number:	62115566-27

(e)	Name:	Han Jingzhe
	Legal Address:	6-102, Maliandao Northern St., Xuanwu District, Beijing.
	ID Number:	110104741112253
	Phone Number:	62115566-30

(f)	Name:	Huizhou TCL Computer Technology Co., Ltd.
	Place of Registration:	Zhongkai Development Zone for High-New Technologies, Huizhou
Legal Representative:
Name: Li Dongsheng
Position: Director of Board
Nationality: Chinese

(g)	Name:	Lotus Pacific, Inc.
	Place of Registration:	18200 Von Karman Ave. Suite 730 Irvine, CA 92612

Legal Representative:
Name: Li Dongsheng
Position: Director of Board
Nationality: Chinese

Parties set out in (a) to (e) of this section shall be referred to collectively as the “Chinese Individual Investors”.

2.02                                    Each of the Parties, severally and not jointly, represents and warrants that:

(a)	Each of the Parties, apart from Chinese Individual Investors, is a duly organized and validly existing legal person under the laws of its jurisdiction of establishment.

(b)	It possesses full power and authority to enter into this Contract and the Articles of Association and to perform its obligations hereunder and thereunder.

(c)	Its representative has been fully authorized to sign this Contract and the Articles of Association on its behalf pursuant to a power of attorney or resolution of its board of directors.

(d)

Assuming due authorization, execution and delivery by the other Parties hereto, on the Effective Date, each of this Contract and the Articles of Association shall constitute its legal, valid and binding obligation.

(e)	It is not a party to, nor is it bound by, any material contract or agreement which would be violated by its execution or performance of this Contract or the Articles of Association.

(f)

There are no pending or threatened legal proceedings, lawsuits, arbitration proceedings, administrative proceedings or other governmental or court proceedings, or governmental or court orders, injunctions, judgments or awards, or arbitration awards to which it is a party or by which it or any of its assets is or may be bound or affected of any material nature, or which would affect its ability to perform this Contract or the Articles of Association.

(g)

It is in compliance with all material laws, rules, regulations, decrees and orders, and all interpretations thereof, of all governmental authorities having jurisdiction over it, or its business, finances, operations or properties.

(h)	It has no outstanding commitments or obligations, contractual or otherwise, which would in any way impede its ability and right to enter into and perform this Contract or the Articles of Association.

(i)

From and after the date of signature of this Contract, it will promptly inform the other Parties of any developments in the status of approval of this Contract, the Articles of Association and the other relevant Project Documents by the relevant governmental authorities (including the Examination and Approval Authority).

(j)

From and after the date of signature of this Contract to the Establishment Date, any communication by it in writing with the Examination and Approval Authority regarding the terms and conditions of this Contract, the Articles of Association or the other relevant Project Documents shall be copied and sent simultaneously to the other Parties.

ARTICLE  3          THE COMPANY

3.01	The name of the Company shall be TCL in Chinese.

3.02	The legal address of the Company shall be 409# Zhongding Tower B, Northern Third Ring 18 A, Haidian District, Beijing, China.

3.03

The Company shall be a limited liability company.  The liability of each Party shall be limited to the amount of its interest in the registered capital of the Company.  The Parties shall share the profits and risks of the Company and any excess of the Company’s assets over its liabilities upon its liquidation in proportion to their respective interest in the registered capital of the Company.

3.04

The Company shall be an independent legal person under the laws of China.  The activities of the Company shall be governed and protected by the laws, decrees and relevant rules and regulations of China.

ARTICLE  4          GOVERNMENT APPROVALS

4.01

The Chinese Individual Investors shall be responsible for submitting this Contract (together with all Appendices hereto) and the Articles of Association to the relevant approval authorities (including the Examination and Approval Authority) promptly after the execution of this Contract.

4.02

Any modifications to any part of this Contract, any Appendix hereto or the Articles of Association shall be agreed upon in writing by the Parties prior to resubmission to the relevant approval authorities (including the Examination and Approval Authority) for final approval.

4.03

Promptly, and in no event later than thirty (30) days after the Effective Date, the Company shall apply to the Beijing Municipal Administration for Industry and Commerce to make all necessary commercial registration, and to obtain a business license.

ARTICLE  5          SCOPE OF OPERATIONS

5.01

The scope of business of the Company shall be to develop, produce and engage in the business of computers, parts and peripherals related, network communications, digital electronic products; integrations; sale of products produced; technical consulting, technical services and training, technical tests and transfer.

ARTICLE  6          TOTAL INVESTMENT AND REGISTERED CAPITAL

6.01	The total investment and the registered capital of the Company is RMB eighty seven million Yuan (RMB 87,000,000) respectively.

6.02	The Parties’ contribution in the registered capital set out as below:

Party A shall contribute RMB 25,950,300 Yuan and hold a 29.8279% Equity Interest in the Company,
Party B shall contribute RMB 8,832,900 Yuan and hold a 10.1528% Equity Interest in the Company,

Party C shall contribute RMB 2,730,000 Yuan and hold a 3.1379% Equity Interest in the Company,
Party D shall contribute RMB 1,456,800 Yuan and hold a 1.6745% Equity Interest in the Company,
Party E shall contribute RMB 180,00 Yuan and hold a 0.2069% Equity Interest in the Company,
Party F shall contribute RMB 4,350,000 Yuan and hold a 5% Equity Interest in the Company, and
Party G shall contribute RMB 43,500,000 Yuan and hold 50% Equity Interest in the Company.

6.03	The Equity Interests of the Parties shall be paid in three installments in six months upon the business license is issued.

The first installment shall be 15% of their respective contribution and shall be paid in cash in one (1) month after the Company obtains its business license, as set below:

Party A: RMB 3,892,500 Yuan
Party B: RMB 1,324,900 Yuan
Party C: RMB 409,500 Yuan
Party D: RMB 218,500Yuan
Party E: RMB 27,000 Yuan
Party F: RMB 652,500 Yuan
Party G: RMB 6,525,000Yuan

The second installment shall be 50% of the contribution in cash in three (3) months after the Company obtains its business license, as set out below:

Party A: RMB 12,975,200 Yuan
Party B: RMB 4,416,500 Yuan
Party C: RMB 1,365,000 Yuan
Party D: RMB 728,400 Yuan
Party E: RMB 90,000 Yuan
Party F: RMB 2,175,000 Yuan
Party G: RMB 21,750,000 Yuan

The third installment shall be 35% of the contribution in six (6) months after the Company obtains its business license, as set out below:

Party A: RMB 9,082,600 Yuan
Party B: RMB 3,091,500 Yuan
Party C: RMB 955,500 Yuan
Party D: RMB 509,900 Yuan
Party E: RMB 63,000 Yuan
Party F: RMB 1,522,500 Yuan
Party G: RMB 15,225,000 Yuan

The Parties may determine an earlier contribution schedule.

6.04

The Company shall promptly after the Establishment Date issue one or more investment certificates to each of the Parties reflecting its respective Equity Interest in the Company.  Each such certificate issued after the Establishment Date shall be signed by the Chairman of the Company.

6.05

Except as otherwise expressly permitted by applicable law, the registered capital of the Company shall not be reduced in any manner during the Joint Venture Term.  No Party shall sell, assign, mortgage, pledge, transfer or otherwise dispose of its Equity Interest in the Company or its investment certificate therefor, unless in accordance with the provisions of this Contract and the Articles of Association or with the prior written consent of the other Parties. In case that one of the Parties transfers its part of or entire Equity Interest in the Company, other Parties have priority to purchase the same.

6.06	(a)

The Parties agree that it may be necessary to increase the registered capital of the Company during the Joint Venture Term.  Any such increase in the registered capital of the Company shall be completed only upon the approval of the Board pursuant to Article 8.11(b) and Article 8.12 and shall be submitted for approval to the Examination and Approval Authority to the extent required by applicable law.  Unless otherwise agreed by the Parties, any additional capital contributions by the Parties in respect of such capital increase (i) shall be made in the form of cash, and the amount in United States Dollars of any contributions in RMB shall be calculated at the exchange rate for buying United States Dollars with RMB announced and in effect by the People’s Bank of China on the business day preceding the date on which such contribution (or part thereof) is due and (ii) shall be made by the Parties in the same proportions as their respective then-existing interests in the registered capital of the Company.

(b)

Upon receipt of approval (if required) of such capital increase, (i) the Parties shall take whatever action may be required to evidence such increase, (ii) such increase shall be verified by an independent accounting firm registered in China, (iii) the Company shall register the increase in registered capital with the relevant department of the State Administration for Industry and Commerce, and (iv) the Company shall issue investment certificates to the Parties, as described in Article 6.03, reflecting such increase.

6.07	In addition to its registered capital, the Company may borrow any necessary funds from domestic or international banks or other financial institutions on terms and conditions acceptable to it.

ARTICLE  7          JOINT VENTURE TERM

7.01

The duration of the Company shall continue for a period of twenty (20) years from the Establishment Date (the “Joint Venture Term”), unless earlier terminated pursuant to the provisions of this Contract.

7.02

Prior to the expiration thereof, the Parties may agree to extend the Joint Venture Term or any extension thereof.  Negotiations for the extension of the Joint Venture Term or any extension thereof shall begin not later than one year prior to the expiration of such term or extension and any contract for any extension shall, if required, be submitted to the Examination and Approval Authority for approval at least 180 days prior to the expiration of such term or extension.

ARTICLE  8          BOARD OF DIRECTORS

8.1

The Board of Directors shall be the highest authority of the Company, which shall be formally established on the Establishment Date, and the first meeting of the Board shall be convened in Beijing as soon as practicable after the Establishment Date.

8.2

The Board of Directors shall consist of seven (7) members.  Party A shall appoint one (1) director, Party B shall appoint one (1), Party C shall appoint one (1) director, TCL shall appoint one (1) director, and LP shall appoint three (3) directors.  In the event of any change in the ratio of ownership of the Parties of the registered capital of the Company (including as a result of an increase in registered capital), the total number of directors and the number of directors appointed by each Party shall be changed as necessary to reflect such change.

8.3

LP shall nominate one of the directors appointed by itself as the Chairman of the Board.  Notwithstanding the provisions of Article 8.05, the renewal of the term of office of the Chairman and the removal or replacement of the Chairman shall be subject to the approval of the Board.

8.4

The Chairman of the Board shall be the legal representative of the Company.  The Chairman shall have the authority (1) to lead the work of the Board, and to convene and preside over Board meetings, (2) to execute material contracts and other material documents of the Company in accordance with the prior approval of the Board, and if required, upon approval from the relevant authorities, (3) to check on the implementation of Board resolutions, to handle matters within the scope of his authority and to report on important matters at the next meeting of the Board, and (4) to exercise other powers conferred by duly adopted resolutions of the Board.  If the Chairman is unable to perform his duties, any other director authorized by the Chairman shall represent the Company in his stead until the Chairman shall return to his duties or a replacement shall have been appointed as provided herein.

8.5

The term of office for directors shall be four (4) years, and their terms may be renewed if re-appointed by the party which appointed them.  Each Party shall have the right, with or without cause, to remove or replace any of the directors it appoints prior to the expiration of any four (4) year term.  If a seat on the Board is vacated for any reason, the party which originally appointed the director whose seat is vacated shall within thirty (30) days appoint a successor to serve out the term of such director.

8.6	Regular meetings of the Board shall be convened and held not less than once every year. Subject to the relevant provisions of Article 8.09, the Chairman shall set the agenda for Board meetings.  Upon the written request of two or more of the directors, the Chairman shall convene a special meeting of the Board.  In addition, if the Chairman believes it is necessary, he may convene a special meeting of the Board.  Each meeting of the Board shall be convened by and presided over by the Chairman of the Board or, if the Chairman is unable to convene or preside over such meeting, any other director authorized by the Chairman shall convene and preside over such meeting in his stead.  If over two-thirds of the directors consent in writing, the Board may act without convening a formal meeting, and if no formal meeting is held, resolutions may be passed by written resolution signed by the required number of directors consenting to the passage of such resolutions without a Board meeting.  Facsimile signatures of directors shall be binding for this purpose.

8.7	The presence in person or by proxy of over four-seventh of the directors then serving shall constitute a quorum for any meeting of the Board.

8.8

If any member of the Board is unable to attend a Board meeting for any reason, he or she may appoint a proxy in writing to be present and to vote at the meeting.  A director may appoint any person (including any other director) with legal capacity as his or her proxy and one proxy may represent one or more directors.  Each written proxy shall set out the name of the individual appointed to represent the relevant director (and may also provide for alternate proxies to represent such director if the originally appointed proxy is unable or does not attend the relevant meeting).  In addition, each written proxy shall describe the scope and duration of the proxy; provided, however, that unless otherwise provided in the written proxy, a proxy shall have the same rights and powers as the director appointing such proxy, and the rights and powers of such proxy shall expire at the adjournment of the meeting for which such proxy was originally appointed.

8.9

In order to convene a meeting of the Board, the Chairman shall send written notice, including by mail, facsimile or e-mail, to each director’s address provided at least three (3) days prior to any meeting; provided, however, that no notice needs to be sent to convene the first meeting of the Board.  Such notice shall include a detailed agenda of matters to be discussed at the meeting and all reports, documents and other materials relevant or necessary for adequate and informed consideration of each matter on such agenda.  No action may be taken with respect to any matter not identified on the agenda of matters to be discussed at a meeting of the Board, unless discussion of the matter shall have been unanimously approved by the Board at such meeting.  Notice of any meeting of the Board may be waived by unanimous consent of all directors.

8.10

If any member of the Board is unable to attend a Board meeting for any reason, he or she may appoint a proxy in writing to be present and to vote at the meeting.  Neither presentation nor proxy shall be seen as abstention.

8.11

In the event of an emergency, the Chairman shall by the most rapid means of communication available, including but not be limited to, facsimile e-mail or call conferece notify each director of the nature of the emergency or unforeseen circumstances that require the Board to act, the reason for urgency, the proposed action to be taken, the time within which the action must be taken, and the convening of a Board meeting to consider such action.  If due to the urgency of the situation it is not possible to convene a meeting of the Board or to pass a resolution by signature of the required number of directors as provided in Article 8.06, within the time available for the Company to act, the written approval of the Chairman will suffice for management of the Company to act, and a Board meeting shall be convened or an appropriate resolution shall be signed as provided in Article 8.06 as soon as reasonably possible thereafter to ratify such action.

8.12	The following matters in respect of the Company may only be acted upon pursuant to a resolution duly passed by the Board as provided herein and in the Articles of Association:

(a)	any revision of the Articles of Association;

(b)	any increase in the registered capital of the Company;

(c)	any merger, acquisition, consolidation or reorganization of the Company or any transfer of all or substantially all of the assets of the Company;

(d)	the cessation of business and operations as a whole or the termination, dissolution or liquidation of the Company;

(e)

any single transaction or series of related transactions creating indebtedness for borrowed money  in an amount equal to or exceeding RMB three million(or the equivalent thereof in any other currency), or the mortgaging or pledging of, or the creation of any other security interest in, any assets of the Company having a book value equal to or exceeding RMB three million(or the equivalent thereof in any other currency), for the purpose of securing such indebtedness; in each case unless in connection with the implementation of an approved operating plan or budget;

(f)

any guarantee by the Company of indebtedness of any entity other than the Company, or the mortgaging or pledging of, or the creation of any other security interest in, any assets of the Company for the purpose of securing indebtedness of any entity other than the Company, unless contemplated in an approved operating plan or budget;

(g)	except as otherwise provided in these Articles or the Contract or as otherwise required by applicable law, the assignment of duties to any director or alteration of such duties;

(h)	any change in the location of the legal address or of the principal place of business of the Company;

(i)	allocations to or withdrawals from the general reserve fund, the business development fund and the bonus and welfare fund for workers and staff;

(j)	except as otherwise provided herein, the payment of profits or other distributions to the Parties;

(k)	the establishment of any subsidiary of the Company and the appointment of directors thereof;

(l)	the approval of the Company’s operating plan and budget for each fiscal year or any revision thereof which would result in a material increase in planned or budgeted expenditures by the Company;

(m)	the appointment, remuneration, removal or dismissal of the General Manager;

(n)	the assignment and/or adoption of any logo, trademark, service mark or technology for the Company or its Products or services;

(o)	the establishment and abolition of branch offices;

(p)	the formulation of basic management system;

(q)	the approval of annual accounting statements;

(r)	the purchase of any building or the acquisition of any land use rights, unless in connection with the implementation of an approved operating plan or budget;

(s)	the assignment or licensing of any intangible assets owned by the Company, including but not limited to patent rights, know-how or trademarks; and

(t)	any other matter expressly required by this Contract, the Articles of Association or by law to be decided or approved by a resolution of the Board.

8.13

Resolutions with respect to the matters enumerated in paragraphs (a) through (d) of Article 8.12 shall require the unanimous approval of the directors present in person or by proxy at a duly constituted meeting of the Board.  Resolutions with respect to the other matters enumerated in Article 8.12 may only be passed by a vote of simple priority of the directors present in person or by proxy at a duly constituted meeting of the Board.

8.14	Directors who don’t hold any position in the management institution in the Company shall not obtain salaries from the Company.

8.15

The Company shall pay all reasonable necessary expenses relating to Board meetings, including reasonable necessary travel, meal, lodging and other expenses incurred by Board members (and their proxies) in traveling to and from and attending Board meetings.

8.16	List of address and phone numbers of the members of Board of Directors (omit).

8.17	Additional procedures relating to Board meetings shall be set out in detail in the Articles of Association.

ARTICLE  9          MANAGEMENT

9.01

Subject to the terms hereof and of the Articles of Association, the Board of Directors shall establish a management structure to carry out the day-to-day management of the Company.  The areas of responsibility of the General Manager and Deputy General Manager not otherwise specified herein shall be specified by the Board.  The Company shall implement a management system which shall include the following officers:

The day-to-day operation and management of the Company shall be under the direction of the General Manager of the Company. The General Manager and the Deputy General Manager shall be appointed and may be dismissed by the Board.  Their terms of office shall be four (4) years, and they may serve consecutive terms.

9.02

The duties of the General Manager shall consist of carrying out the decisions of the Board, organizing and directing the day-to-day operations and management of the Company in accordance with such decisions.  The powers and responsibilities of the General Manager shall be listed in the Articles of Association, and shall include final decision-making power with respect to daily operational and management matters.  The General Manager shall consult with the Deputy General Manager before making final decisions on important day-to-day business matters.  If for any reason the General Manager is unable to carry out his duties, the Deputy General Manager shall act in his stead until the General Manager shall return to his duties or a replacement shall have been appointed as provided herein.

9.03

Any employee of the Company who misuses his or her position, engages in graft, is seriously derelict in his or her duties, or fails consistently to complete in a timely fashion assigned tasks shall be dismissed, and a replacement shall be selected (a) in the case of the General Manager and the Deputy General Manager, by the Board pursuant to Section 9.01(b); and (b) in all other cases, by or under the authority of the General Manager.  Unless otherwise approved by the Board, no employee of the Company shall concurrently hold any position in any other company, enterprise or economic organization.

ARTICLE  10       ANNUAL OPERATING PLAN AND BUDGET

10.01

The General Manager shall be responsible for the preparation of an annual operating plan and budget.  The operating plan and budget (including a projected balance sheet, profit and loss statement and cash flow report) for each one (1) year period shall be submitted to the Board for examination and approval by no later than October 31 of the preceding calendar year, and shall include comprehensive detailed information regarding the following matters, unless otherwise determined by the Board:

(a)	anticipated requirements for the repair and maintenance of the capital assets of the Company;

(b)	the estimated income and expenditures of the Company covered by the annual operating plan and budget;

(c)	plans, if any, for the raising and application of funds;

(d)	plans for labor management, including employee education and training; and

(e)	any other matter in respect of which the Board or any director may have requested a report.

10.02

The Board shall convene a meeting for the examination and approval of the annual operating plan and budget and shall complete such examination and approval by no later than [December 1 of the preceding year].  In implementing the annual operating plan and budget as approved by the Board, the General Manager and the Deputy General Manager shall be subject to the relevant provisions of Article 9.

10.03

The General Manager shall be responsible for the preparation in each year of a long-term operating plan and budget for the next succeeding five (5) fiscal years.  Each such operating plan and budget shall be submitted to the Board for examination and approval in October of the fiscal year preceding the first fiscal year to which such plan relates.

ARTICLE  11       INTELLECTUAL PROPERTY

11.01	No rights are granted to any party or the Company in respect of any Intellectual Property as a result of this Contract unless specifically so provided herein.

ARTICLE  12       FINANCE AND ACCOUNTING

12.01

The Company shall establish its financial and accounting system pursuant to the relevant laws, regulations and provisions promulgated by the central and local financial authorities.  The Company shall submit its financial and accounting system to the relevant local finance and tax authorities for the record.

12.02

The Company’s fiscal year shall end on December 31 of each Gregorian calendar year.  The Company’s initial fiscal year shall begin on the date of its formation and end on December 31 of the same year.  The Company’s last fiscal year shall begin on January 1 and end on the date of dissolution of the Company in accordance with the provisions of relevant law.

12.03

The Company shall maintain complete and accurate books, statements of accounts and financial and related records, in accordance with the Company’s financial and accounting system.  Such financial materials shall be kept both in the Chinese and English language.  RMB shall be the standard bookkeeping currency for the financial records of the Company.  When the currency of any cash deposit, cash receipt, expenditure, or claim or expense relating to any debt of the Company differs from the standard bookkeeping currency of the Company, accounts shall also be kept in the currency actually paid or received.

12.04	The following financial principles shall be used as guidelines in the on-going operation of the Company:

(a)	return on sales and return on assets should be sufficient to meet the growth needs of the Company;

(b)	the pricing for materials or products bought or sold by the Company shall be established based on the competitive situation in the marketplace and the cost levels of the Company;

(c)	unless otherwise determined by the Board, 100% of after-tax net profits available for distribution to the Parties will be paid as dividends;

(d)	all financial reporting and controls shall satisfy the relevant stipulations of the Ministry of Finance of China regarding accounting and financial management of foreign investment enterprises; and

(e)

all financial reporting and controls of the Company shall in addition satisfy the requirements of the GAAP, provided that such requirements do not contradict the relevant stipulations of the Ministry of Finance of China referred to in Article 12.04(d).

12.05

The Company shall prepare and provide quarterly and annual accounting statements to each Party and to the relevant tax departments of the Beijing Municipal People’s Government.  A balance sheet and an income and expense statement shall be provided to each Party not later than twelve (12) days after the end of each month.  Quarterly financial statements shall be provided to each Party not later than fifteen (15) days after the end of each quarter, and annual audited financial statements shall be provided to each Party not later than ninety (90) days after the end of each fiscal year.  The annual financial statements shall have been audited by the Independent Auditor at the Company’s expense and shall be accompanied by an audit report prepared by such Independent Auditor.

12.06

In addition to the monthly, quarterly and annual reports described in Section 12.05, the Company shall prepare and provide to LP such other financial reports in the form of 10-Q and 10-K and containing such information as reasonably requested by LP.

12.07

Each of the Parties hereto shall also have the right to appoint an auditor to audit the accounts of the Company at its own expense, provided that such auditor undertakes to keep confidential all documents used in connection with such audit and, provided further, that such Party shall provide a copy of any report resulting from such audit to the Board.  The Company shall make available its accounting books and records to such auditor on reasonable terms during regular business hours.

12.08

The Company shall be entitled to open foreign exchange and RMB accounts.  The procedures for issuing and signing checks and initiating wire transfers shall be stated in the financial regulations of the Company.  LP shall have the right to remit outside China all payments (after deduction of all taxes according to relevant Chinese law) made to it by the Company, including amounts paid to it upon dissolution of the Company, in accordance with the relevant laws and regulations of China regarding foreign exchange control.  Unless otherwise specified in this Contract, the Articles of Association or in other contracts duly entered into by the Company, all expenses, loan repayments, labor compensation and other charges of the Company paid to Chinese enterprises or nationals shall be paid in RMB.

12.09	All the Company’s foreign exchange income shall be deposited in its foreign exchange account(s), and all payments by the Company in foreign exchange shall be made from its foreign exchange account(s).

ARTICLE  13       TAXATION

13.01	(a)	The Company shall pay taxes in accordance with relevant published and publicly available laws and regulations of China.

(b)

The workers and staff members of the Company shall pay individual income tax in accordance with the Individual Income Tax Law of China.  The Company shall not be responsible for the payment of any such taxes, except to the extent that it may be responsible under applicable law for reporting and for the payment of withholding taxes with respect to compensation paid to its employees.

13.02

Subject to approval by the relevant authorities (if required), the Parties shall take and cause the Company to take all reasonable actions necessary for the Company to obtain all preferential tax and customs duties treatment available in the same area and industry, including reductions and exemptions available to technologically advanced joint ventures.

ARTICLE  14       ALLOCATION AND DISTRIBUTION OF PROFITS

14.01

In accordance with the Joint Venture Law, the Company shall set aside an amount of money from after tax profits for its general reserve fund, its business development fund, and its bonus and welfare fund for workers and staff.  The actual amounts to be allocated to the general reserve fund, the business development fund and the bonus and welfare fund for workers and staff in each year shall be determined by the Board on the basis of the Company’s actual business and financial condition.

14.02

After allocations have been made to the general reserve fund, the business development fund and the bonus and welfare fund for workers and staff, the remaining after-tax net profits of the Company shall be distributed among the Parties in proportion to their respective shares in the registered capital of the Company.  Unless otherwise determined by the Board, the remaining after-tax net profit of the Company shall be distributed every year, and the amounts to be distributed shall be fixed in RMB.  If the Company carries over losses from any previous year, the profit of the current year shall first be used to cover such losses, and no distribution shall be made until prior deficits are made up.  Any profit retained by the Company and carried over from the previous years may be distributed together with the distributive profit of the current year.

ARTICLE  15       LABOR AND PERSONNEL

15.01	(a)

Pursuant to the labor laws and regulations of China and of the Beijing Municipal Government, which shall include the Labor Law of the People’s Republic of China, the Regulations of the People’s Republic of China on Labor Management, and other relevant published and publicly available laws and regulations, the Company shall create and amend from time to time as necessary its internal rules and regulations or “Employees Handbook” setting out rules applicable to the recruitment, employment, dismissal and resignation of Employees and their wages, salaries, welfare benefits, labor insurance, labor discipline and other relevant matters.

	(b)	The Company shall enter into individual employment contracts with each Employee incorporating the rules referred to in Section 15.01(a).

ARTICLE  16       CONFIDENTIALITY

16.01	(a)

Each Party shall maintain the confidentiality of, and not disclose to any third person other than, nor use for any purpose except in strict compliance with the terms and conditions of this Contract, any Confidential Information at any time during the Joint Venture Term and thereafter, unless (1) such Confidential Information properly comes into the public domain prior to its disclosure through no fault of either Party or the Company, (2) the disclosure or use thereof is required by a mandatory provision of applicable law or a final non-appealable order of a competent court or (3) the disclosure or use thereof is authorized in advance in writing by the party that originally provided such Confidential Information.  Each Party shall take all measures reasonably available to it (including without limitation, administrative and legal action)(i) to cause its directors, management personnel and other employees, and departments in charge (if any), to comply in all respects with the confidentiality obligations set forth herein, and (ii) to prevent unauthorized disclosure, use or reproduction in any form or language of any Confidential Information.

(b)

Each Party shall cause the Company to, and the Company shall, maintain the confidentiality of, and not disclose to any third person, nor use for any purpose except in strict compliance with the terms and conditions of this Contract, any Confidential Information, unless (1) such Confidential Information properly comes into the public domain prior to its disclosure through no fault of any party or the Company, (2) the disclosure or use thereof is required by a mandatory provision of applicable law or a final non-appealable order of a competent court, or (3) the disclosure or use thereof is authorized in advance in writing by the party that originally provided such Confidential Information.  The Company shall disclose Confidential Information only to those of its employees whose duties require such disclosure.  In addition, the Company shall take all measures reasonably available to it (including without limitation, administrative and legal action) (i) to cause its directors, management personnel and other employees, and department in charge (if any), to comply in all respects with the confidentiality obligations set out herein, (ii) to prevent unauthorized disclosure, use or reproduction in any form or language of any Confidential Information.

16.02

The confidentiality obligations stated herein shall survive for a period of ten (10) years after the termination of this Contract and the latest to occur of the termination, dissolution or liquidation of the Company.

ARTICLE  17       ADDITIONAL RESPONSIBILITIES OF THE PARTIES

17.01	In addition to (but without duplication of) its other responsibilities under this Contract and the Articles of Association, Chinese Individual Investors shall be responsible for the following matters:

(a)

to assist in commencing, establishing and maintaining relationships with the relevant government departments, agencies and other relevant business departments for the establishment of the Company and for its operations on a continuing basis;

(b)	to assist in obtaining and maintaining an adequate supply of any elements and/or spare parts on a continuing basis for the Company to carry on its intended activities;

(c)	to assist in obtaining for the Company favorable national and local tax treatment, and

(d)	to perform its other obligations hereunder.

17.02	In addition to (but without duplication of) its other responsibilities under this Contract, LP shall be responsible for the following matters:

(a)	to assist the Company, when appropriate, to recruit qualified and trained expatriate management and senior technical personnel, and;

(b)	to perform its other obligations hereunder.

ARTICLE  18       TRANSFER OF INTERESTS

18.01

No Party may assign, sell or otherwise dispose of all or part of its respective interest in the registered capital of the Company to any third party unless the other Parties shall have consented in writing to such assignment, sale or disposition.

18.02	Any transfer, assignment or other disposition of any interest in the registered capital of the Company under Section 18.01:

(a)	shall be valid under the relevant laws of China and any other country or area having jurisdiction;

(b)	shall be to a transferee or assignee which has not been convicted of a crime and is not currently under criminal indictment; and

(c)

shall be made under a transfer agreement which provides that the transferee or assignee shall assume all the rights and obligations of the Disposing Party under this Contract and under the Articles of Association.

18.03

The foregoing provisions of this Article 18 (except Section 18.02) shall not apply to any transfer or assignment by any Party of any or all of its interest in the Company to any of its Affiliates.  Each of the Parties hereby consents to any transfer or assignment described in the preceding sentence and agrees that it will cause the directors of the Company appointed by it and the Company to take all actions that may be required to cause any such transfer or assignment to be approved by the Examination and Approval Authority.  Upon receipt of such approval, and if and to the extent required by applicable laws or regulations, (i) the parties shall take whatever action may be required to evidence such transfer or assignment, (ii) such transfer or assignment shall be verified by an independent accounting firm registered in China, (iii) the Company shall register such transfer or assignment with the relevant department of the State Administration for Industry and Commerce, and (iv) the Company shall issue investment certificates to the relevant Parties, as described in Section 6.03, reflecting such transfer or assignment and any changes in the respective investment ratios of the Parties.

ARTICLE  19       LIABILITIES FOR BREACH OF CONTRACT

19.01

If any Party has not made contribution payment on time in accordance with Article 5, such Party shall pay penalty to other Parties who have completed the contribution. Penalty shall be 3% of the related amount of the overdue contribution for the first month upon the due date, and 9% of the related amount of the overdue contribution after 3 months upon the due date. In addition, Parties who performed their duties have right to terminate this Contract and claim for indemnity.

19.02

In the event that a breach of contract committed by a Party results in the non-performance of or inability to fully perform this Contract, the liabilities arising from the breach of contract shall be borne by the Party in breach. In the event a breach of contract is committed by more Parties, each Party shall bear its individual share of liabilities arising from the breach of contract.

ARTICLE  20       AMENDMENT, CHANGES, TERMINATION, DISSOLUTION AND LIQUIDATION

20.01	Any amendment to this Contract shall be in written signed by the Parties and shall be affective upon the approval by the original Examination and Approval Authority.

20.02	This Contract and the Articles of Association may be terminated as provided herein for any of the following reasons:

(i)	if any Party transfers its interest in the registered capital of the Company in violation of the provisions of this Contract or the Articles of Association;

(ii)

if any Party materially breaches any other provisions of this Contract or violates any other provision of the Articles of Association,  and such breach or violation is not cured within sixty (60) days of written notice of such breach or violation to such  violating Party;

(iii)

if the conditions or consequences of an event of Force Majeure (as defined in Section 21.02) (A) prevail for a period of six (6) months, (B) have resulted in a material adverse impact on the business and prospects of the Company and (C) the parties are unable to reach agreement regarding the continued performance of this Contract, the Articles of Association, and/or any other agreements or contracts relating hereto or thereto; or

(iv)	for any other reason provided in relevant laws or regulations which renders it inappropriate or impossible for the Company to maintain its normal business operations.

20.03

Upon liquidation of the Company pursuant hereto, the Board shall (i) propose liquidation procedures and principles in accordance with relevant laws and regulations of China, (ii) establish a liquidation committee consisting of representatives nominated by each Party, and member from an institution of independent accountants licensed in China appointed by all Parties, and (iii) submit a report to the Beijing Municipal People’s Government containing such information as is required pursuant to the relevant laws and regulations of China.  In principle, the Liquidation Committee shall resolve all issues by consensus.  In the event that consensus cannot be reached, matters shall be decided by majority vote.

20.04

The tasks of the liquidation committee shall include conducting a comprehensive investigation of the assets and debts of, and claims against the Company, formulating a liquidation plan for approval by the Board, and implementing such liquidation plan on behalf of the Company.  In its implementation of such plan, the liquidation committee shall exercise its best efforts and judgment in obtaining the best prices for the Company’s assets including selling such assets outside of China or to foreign purchasers at prices higher than those otherwise obtainable within China.  In the liquidation of the assets of the Company, each of the Parties shall have priority in purchasing such assets if the price and terms offered by such Party are no less favorable than other offers.

20.05	The assets of the Company shall be liquidated and the proceeds therefrom shall be applied in the following sequence:

(a)	the expenses of liquidation and the remuneration of the members of the liquidation committee;

(b)	outstanding employee salaries and labor insurance payments;

(c)	unpaid taxes;

(d)	obligations secured by the assets of the Company;

(e)	obligations not secured by the assets of the Company; and

(f)	distribution of the remaining balance, if any, to the Parties in proportion to their respective then existing interests in the registered capital of the Company.

All amounts payable to LP shall be calculated in RMB, paid in freely convertible foreign exchange and remitted upon approval by the State Administration for Exchange Control (if then required by applicable law) to the foreign bank designated by LP.  If there is insufficient foreign exchange to pay the share of LP, then unless LP agrees to accept RMB, the liquidation committee and the Company shall assist LP to obtain sufficient foreign exchange to pay such share by purchasing foreign exchange through authorized foreign exchange bank or other financial institution with the approval (if then required by applicable law) of the State Administration for Exchange Control.

20.06

After the liquidation of the Company is completed, the liquidation committee shall submit a liquidation report to the Board and the Board, upon adoption of such liquidation report, shall submit it to the Examination and Approval Authority for approval.  Upon approval by the Examination and Approval Authority, the Board shall carry out procedures for canceling the Company’s registration at the Beijing Administration for Industry and Commerce, and shall cause the Company to turn in its business license for cancellation.  The Company’s books of account and other documents and records shall be preserved by TCL.  .

20.07

The expiration or termination of this Contract for any cause shall not release any Party from any liability which at the time of expiration or termination has already accrued or which thereafter accrues in respect of any act or omission prior to such expiration or termination.

ARTICLE  21       MISCELLANEOUS

21.01

(a) The execution, validity, interpretation and implementation of this Contract shall be governed by the published and publicly available laws of China and the treaties and other international agreements to which China is a party.  If there is no such law or treaty or international agreement governing a particular matter relating to this Contract, reference shall be made to international custom and practice.

(b)

If any Party’s economic benefits are adversely and materially affected by the promulgation of any new laws or regulations of China, or the amendment or interpretation of any existing laws or regulations of China, the Parties shall promptly consult with one another and use their reasonable best efforts to implement any adjustment necessary to maintain the economic benefit each Party would have reasonably derived had such laws or regulations not been promulgated or so amended or interpreted.

21.02	(a)

“Force Majeure” shall mean any event which: (i) is beyond the control of the affected Party; (ii) is unforeseen or, if foreseen, is unavoidable; (iii) arises after the date of the execution of this Contract; (iv) prevents total or partial performance by such Party of this Contract and/or any other agreements relating hereto.  Such events shall include, but not be limited to, floods, fires, droughts, typhoons, earthquakes or other natural disasters, transportation disasters, strikes (other than strikes by the Company’s work force), civil unrest or disturbance, riots and war (whether or not declared).

(b)

Should either of the Parties to this Contract be prevented from performing any of its obligations by an event of Force Majeure, the performance of such obligation shall be suspended for the period during which such event of Force Majeure prevents performance.

(c)

A Party claiming that its performance is affected by an event of Force Majeure shall notify the other Parties by telecopy or facsimile within the shortest possible time of the occurrence of such event, and shall within thirty (30) days of when the event of Force Majeure arose send by registered airmail to the other Party appropriate proof of the occurrence and duration of such event.  Any Party claiming that its performance is affected by an event of Force Majeure shall use all reasonable efforts to eliminate or mitigate the effects of such event of Force Majeure.

(d)

If any event of Force Majeure shall occur, the parties shall immediately commence friendly negotiations in an attempt to settle how this Contract, the Articles of Association and/or any other agreements or contracts relating hereto or thereto shall continue to be implemented.

21.03

Except as otherwise expressly permitted by the terms hereof or of the Articles of Association, no Party shall assign any of its rights or obligations under this Contract without the prior written consent of the other Party, and the obtaining of all necessary approvals from the Examination and Approval Authority.

21.04

Any notice or other written communication provided for in or relating to this Contract or the Articles of Association shall be made in writing by facsimile or by registered airmail letter.  Unless otherwise specified by notice to the other Party, the notice address of each Party shall be the address indicated below.  The date of receipt of a notice or communication hereunder shall be deemed to be seven (7) days after its postmark in the case of a registered airmail letter and two (2) working days after dispatch in the case of a facsimile.

(a)	TCL Computer Technology C., Ltd.

Address:
Tel:
Fax:

(b)	Lotus Pacific, Inc.

Address:
Tel:
Fax:

(c)	Chinese Individual Investors

Name:
Address:
Tel:
	Fax:	(Omit)

21.05	(a)

Subject to the Parties’ rights to terminate this Contract as provided in Article 19, in the event a dispute arises among the Parties in connection with the interpretation or implementation of this Contract, the Articles of Association or any other contract, agreement or document relating to any of the foregoing or the transactions contemplated hereby or thereby, the parties to the dispute shall attempt to settle such dispute through friendly consultations.

(b)

If no mutually acceptable settlement of such dispute is reached within sixty (60) days, then the dispute shall be submitted to China International Economic and Trade Arbitration Commission in Beijing for exclusive, final, non-appellant and binding settlement by arbitration in accordance with the Arbitration Rules being in force at the time a particular dispute is submitted for arbitration, which rules are deemed to be incorporated by reference herein.  Except for the arbitration contemplated herein, each of the Parties hereby expressly and irrevocably waives any right to bring any legal suit, action or proceeding arising out of or based upon this Contract and the Articles of Association or any other contract, agreement or document relating to any of the foregoing or the transactions contemplated hereby or thereby in any court in any jurisdiction.

	(c)	Without limiting the rights of the parties to terminate this Contract as provided herein, commencement of arbitration proceedings shall not otherwise give rise to termination of this Contract, the Articles of Association or any other relevant contract or agreement, which will continue to be in full force and effect pending the decision rendered by the arbitrators.

21.06

This Contract (including its Appendices), together with the Articles of Association and the other Project Documents, constitute the complete and only agreement among the Parties and take the place of all prior agreements, contracts, understandings and communications among the Parties, whether oral or written, relating to the subject matter hereof.  No amendment of this Contract shall be valid or binding on the Parties unless made in writing and signed by an authorized representative of each Party, and (if required by applicable law) approved by the Examination and Approval Authority.

21.07

Failure or delay on the part of a Party to exercise any right, power or privilege under this Contract shall not operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any future exercise thereof.

21.08

If any term or provision of this Contract is hereafter determined to be illegal by any court of competent jurisdiction, the remainder of this Contract shall not be affected thereby and shall continue in force notwithstanding such illegal provision or provisions.

21.09

The rights and obligations of the Parties pursuant to this Contract shall continue to exist throughout the Joint Venture Term, and the establishment of the Company and the adoption of the Articles of Association shall not prejudice the rights and obligations set out in this Contract.  In the event of any conflict between the provisions of this Contract and of the Articles of Association, the provisions of this Contract shall control.

21.10	The language of this Contract is Chinese.

21.11

The Contract is made in twelve (12) originals.  Each Party shall retain one  (1) original, the Company shall retain three (3) originals and other two (2) originals shall be retained by the Examination and Approval Authority at the central and local levels.

21.12	This Contract shall be approved by the Examination and Approval Authority and shall be effective upon the approval date, the same is any amendment.

21.13	With respect to rights and obligations of the Parties, corresponding letter mails in written shall be sent upon the notices via telex, fax or phone call.

IN WITNESS WHEREOF, the Parties have caused their duly authorized representatives to execute this Contract on January 18, 2003.

[PAGE OF SIGNATURES ]

TCL Computer Technology Co., Ltd.

/s/ Li Dongsheng
Name: Li Dongsheng
Title:Chairman

Lotus Pacific, Inc.

/s/ Li Dongsheng
Name: Li Dongsheng
Title: Chairman

/s/ Liu Dongyuan

/s/ Cheng Fei

/s/ Gao Jianou

/s/ Wang Huansheng

/s/ Han Jingzhe